Exhibit 23



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement Nos. 33-50373 and 33-53133 of Ohio Power Company on Form S-3 of our report dated February 21, 2003 (May 14, 2003 as to Note 16)(which expresses an unqualified opinion and includes an explanatory paragraph referring to the realignment of segments for financial reporting purposes), appearing in this Form 8-K of Ohio Power Company.

/s/ Deloitte & Touche LLP


Columbus, Ohio
May 14, 2003